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              FOR IMMEDIATE RELEASE
              April 23, 1999


NORFOLK SOUTHERN ANNOUNCES CLOSING OF NOTES SALE


NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) announced today that it will close on Monday, April 26, the sale of a $400 million offering of 6.20% Senior Notes due 2009, through underwriters led by Merrill Lynch & Co. and J.P. Morgan & Co. Substantially all the proceeds will be used to reduce commercial paper borrowings, and the remainder will be used for general corporate purposes. The Corporation also has indicated that it is not uncomfortable with the consensus estimates as to its first-quarter results, details of which will be announced on Wednesday morning, April 28.


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Media Contact:  Robert Fort, Norfolk, 757/629-2710

World Wide Web Site - http://www.nscorp.com